December 30, 2013

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, WI  53202

RE:	Baird Ultra Short Bond Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (Registration Nos. 333-40128; 811-09997) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of common stock, $0.01 par value, of the Investor and Institutional classes of the Baird Ultra Short Bond Fund, a series of Baird Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the prospectus included therein).

We have examined:  (a) the Registration Statement (and the prospectus included therein), (b) the Company’s Amended and Restated Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

10496652.2